Exhibit (a) (1) (E)
Hello, [Jane] Here is the information we have for you. Name and Address: [Full Name] [Address] [E-mail] By Clicking below you are agreeing with the terms and conditions described in this Offer to Exchange. Screen 4 Submit To make your elections, select Exchange or Do Not Exchange for each of your eligible grants listed below, review the Terms and Conditions of Election and press the Submit button below. Exchanged Options New DSUs 0 - ^33% vested 25% per year/4 year >33 - ^66% vested 33% per year/3 year >66 - <100% vested 50% per year/2 year 100% vested 100% after 1 year To review the vested status of each of your eligible options please visit www.melloninvestor.com ** I have read and agree with the terms and conditions described in this Offer to Exchange. Click here to view the Exchange Ratio Table. ELIGIBLE OPTIONS Boston Scientific Stock Option Exchange Program expires at 11:59 PM EDT on June 18, 2007 If you have questions, contact the Mellon call center, Monday through Friday between the hours of 8:00 AM to 7:00 PM EDT at: 800-718-2943 (From within the U.S.) 201-680-6670 (From outside the U.S.)